As filed with the Securities and Exchange Commission on November 13, 2023

Registration No. 333-196971

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Viper Energy, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	46-5001985
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

500 West Texas, Suite 100

Midland, Texas

(Address, including zip Code, of Principal Executive Offices)

Viper Energy, Inc. Amended and Restated 2014 Long Term Incentive Plan

(Full title of the plan)

Teresa L. Dick

Chief Financial Officer, Executive Vice President and Assistant Secretary

Viper Energy, Inc.

515 Central Park Drive, Suite 500

Oklahoma City, Oklahoma 73105

(405) 463-6900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John Goodgame

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

(713) 220-8144

(713) 236-0822 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-196971 (the “Registration Statement”) does not reflect any increase in the number of shares issuable pursuant to the Viper Energy, Inc. Amended and Restated 2014 Long Term Incentive Plan (the “Amended LTIP”). This Amendment is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Viper Energy, Inc., a Delaware corporation (“Viper Corp.”), as the successor registrant to Viper Energy Partners LP, a Delaware limited partnership (“Viper LP”). Effective at 12:01 a.m. (Eastern Time) on November 13, 2023, Viper LP converted from a Delaware limited partnership to a Delaware corporation (the “Conversion”). Viper Corp. expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For the purposes of this Amendment and the Registration Statement, (i) as of any time prior to the Conversion, references to the “Partnership,” “Viper,” “we,” “us,” “our” and similar terms mean Viper LP and its consolidated subsidiaries and, as of any time after the Conversion, Viper Corp. and its consolidated subsidiaries, (ii) as of any time prior to the Conversion, references to “Viper Energy Partners LP” and/or “Partnership” mean Viper LP and its consolidated subsidiaries and, as of any time after the Conversion, if the context requires, references to “Viper Energy Partners LP” and/or “Partnership” are deleted and replaced with “Viper Energy, Inc.” or “our company,” as applicable, which means Viper Corp. and its consolidated subsidiaries, (iii) as of any time prior to the Conversion, references to the “General Partner” mean Viper Energy Partners GP LLC, which acted as the general partner of Viper LP, and, as of any time after the Conversion, if the context requires, references to the “General Partner” are deleted and, where applicable, replaced with “Company” or Diamondback Energy, Inc., Viper Corp.’s parent entity, (iv) as of any time prior to the Conversion, references to “Board” mean the Board of Directors of the General Partner and, as of any time after the Conversion, references to the “Board” shall mean the board of directors of Viper Corp., (v) as of any time prior to the Conversion, references to “unitholders” or “shareholders” mean the holders of any limited partnership interest in Viper LP and, as of any time after the Conversion, if the context requires, references to “unitholders” or “shareholders” are deleted and replaced with “stockholders” which means the holders of Class A common stock, par value $0.000001 per share, of Viper Corp. and (vi) as of any time prior to the Conversion, references to “common units” mean the common units of Viper LP and, as of any time after the Conversion, if the context requires, references to “common units” are deleted and replaced with “common stock” which means Class A common stock, par value $0.000001 per share, of Viper Corp.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by Viper LP under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and will incorporate by reference all documents filed by Viper Corp. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or following the date of this Amendment. The prospectus contained in the Registration Statement, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective time of the Conversion and incorporated by reference in the Registration Statement, will not reflect the change in our name, type of legal entity or capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statement that is modified by information subsequently incorporated by reference in the Registration Statement, the statement or information previously contained or incorporated in the Registration Statement shall also be deemed modified or superseded in the same manner.

In connection with the Conversion, Viper Corp. has amended and restated the Viper Energy Partners LP 2014 Long Term Incentive Plan by adopting the Amended LTIP. The Amended LTIP is filed as an exhibit to this Amendment and is hereby incorporated by reference into this Amendment.

The rights of holders of Viper Corp.’s Class A common stock are now governed by its Delaware certificate of incorporation, its Delaware bylaws and the Delaware General Corporation Law, each of which is described in Amendment No. 1 to Viper Corp.’s Registration Statement on Form 8-A.

The Registration Statement shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-8: Part I, Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Amended LTIP covered by this Registration Statement, as is defined by this Amendment, as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Viper pursuant to the Securities Act and the Exchange Act, are hereby incorporated by reference in this Registration Statement:

(a)	The Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 23, 2023.

(b)	The Quarterly Reports on Form 10-Q for the quarterly periods ended (i) March 31, 2023 (filed on May 3, 2023) (ii) June 30, 2023 (filed on August 3, 2023) and (iii) September 30, 2023 (filed on November 8, 2023).

(c)	The Current Reports on Form 8-K filed with the Commission on March 30, 2023, June 6, 2023, September 7, 2023, September 28, 2023, October 12, 2023 (two reports), October 17, 2023, October 25, 2023, November 2, 2023, November 7, 2023 and November 13, 2023 and on Form 8-K/A filed on November 13, 2023.

(e)	The description of the Class A common stock, par value $0.000001 per share, of Viper Energy, Inc. in Amendment No. 1 to Form 8-A, filed on November 13, 2023.

All documents filed by Viper with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Amendment and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all offerings of securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In no event, however, will any information that Viper discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that Viper may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the Class A common stock will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas.

Item 6. Indemnification of Directors and Officers.

Under the Registrant’s certificate of incorporation and bylaws, in most circumstances, the Registrant will indemnify to the fullest extent permitted by law, from and against all expenses, liability and losses, each member of the board of directors of the Registrant and each officer of the Registrant.

The Registrant also has indemnification agreements with each of the current directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted by law against expenses incurred as a result of any proceeding in which they are involved by reason of their service to the Registrant and, if requested, to advance expenses incurred as a result of any such proceeding. The Registrant also intends to enter into indemnification agreements with future directors and executive officers. The underwriting agreement that the Registrant has entered into with its underwriters also contains indemnification and contribution provisions that will indemnify and hold harmless the directors and officers of the Registrant.

The Amended LTIP provides that the committee that administers the Amended LTIP and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant, any of its subsidiaries, the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Amended LTIP. Members of the committee and any officer or employee of the Registrant or any of its subsidiaries acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Amended LTIP, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 8. Exhibits.

The following exhibits are filed as part of this Amendment:

Exhibit Number	Exhibit Document
2.1	Plan of Conversion (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K filed on November 2, 2023).
4.1	Certificate of Conversion of Viper Energy Partners LP (incorporated by reference to Exhibit 99.2 of the Current Report on Form 8-K filed on November 2, 2023).
4.2	Certificate of Incorporation of Viper Energy, Inc. (incorporated by reference to Exhibit 99.3 of the Current Report on Form 8-K filed on November 2, 2023).
4.3	Bylaws of Viper Energy, Inc. (incorporated by reference to Exhibit 99.4 of the Current Report on Form 8-K filed on November 2, 2023).
5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.
10.1	Amended and Restated 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed on November 13, 2023).
23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Grant Thornton LLP.
23.3*	Consent of Ryder Scott Company, L.P.
23.4*	Consent of DeGolyer and MacNaughton.
23.5*	Consent of Akin Gump Strauss Hauer & Feld LLP (included as part of Exhibit 5.1).
24.1#	Power of Attorney.

# Previously filed.

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:\

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, in the State of Texas, on November 13, 2023.

VIPER ENERGY, INC.

By:	/s/ Teresa L. Dick
	Name:	Teresa L. Dick
	Title:	Chief Financial Officer, Executive Vice President and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Travis D. Stice	Chief Executive Officer and Director	November 13, 2023
Travis D. Stice	(Principal Executive Officer)
/s/ Teresa L. Dick	Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2023
Teresa L. Dick
*	Director	November 13, 2023
Steven E. West
/s/ Kaes Van’t Hof	Director	November 13, 2023
Kaes Van’t Hof
	Director	November 13, 2023
Spencer D. Armour
	Director	November 13, 2023
Frank C. Hu
*	Director	November 13, 2023
W. Wesley Perry
*	Director	November 13, 2023
James L. Rubin
	Director	November 13, 2023
Laurie H. Argo

*By:	/s/ Teresa L. Dick
Teresa L. Dick, Attorney-in-Fact